EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-            ) pertaining to the TeleCommunication Systems, Inc. Third Amended and Restated Employee Stock Purchase Plan, of our reports dated March 1, 2013, with respect to the consolidated financial statements and schedule of TeleCommunication Systems, Inc. and the effectiveness of internal control over financial reporting of TeleCommunication Systems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland

June 10, 2013